Exhibit 99.4

Natrol Announces 2003 Results

CHATSWORTH, Calif. –(BUSINESS WIRE)-March 31, 2003 - Natrol, Inc. (NASDAQ: NTOL) today announced its results for the fourth quarter and year ended December 31, 2003.

For the year ended December 31, 2003, the Company reported income from continuing operations of $19,000.  Losses from discontinued operations and the net loss for the year were $1.5 million.  This compares to income from continuing operations in 2002 of $1.4 million before the loss from discontinued operations of $688,000 and before the effect of a charge from a cumulative change in accounting principle. During 2002, the Company adopted SFAS No. 142 which addresses “Goodwill and Other Intangible Assets.”  In adopting SFAS 142, the Company wrote off $11.0 million of its goodwill from prior acquisitions which, net of income tax effects, resulted in a $6.8 million charge to earnings and a net loss of $6.1 million.

Net sales in 2003 increased 3.4%, or $2.4 million, to $72.7 million from $70.3 million in 2002.

For the three months ending December 31, 2003, net sales increased approximately 3.2% or $.5 million to $17.4 million from $16.9 million for the three months ended December 31, 2002.  Income from continuing operations for the three months ended December 31, 2003 was $12,000 as opposed to $957,000 for the three months ended December 31, 2002.  The loss from discontinued operations was $414,000 for the three months ended December 31, 2003 as compared to a loss from discontinued operations of $327,000 for the three months ended December 31, 2002.  The Company’s net loss for the three months ended December 31, 2003 was $402,000 as compared to net income of $630,000 for the three months ended December 31, 2002.

“The 2003 year was a transition year for us,” noted Elliott Balbert, Natrol’s President and Chairman. “We focused our energies on new concepts initiated in 2002 which did not deliver expected results. By year’s end, we made the right decisions that were necessary to regain our focus and hopefully establish new momentum.  We discontinued our multi-level marketing business, Annasa, as well as our direct marketing business, Tamsol.  We also completed the consolidation of administrative and brand support functions for our Prolab subsidiary into the main Natrol facility in order to reduce overhead and make our Prolab brand a stronger contributor to our overall growth strategy and bottom line. These were hard decisions but we are confident these decisions solidify our business.  Fortunately, our core Natrol, Laci Le Beau and Prolab brands are well regarded. We are now focused on these brands and are determined to make meaningful progress in 2004. Our balance sheet remains strong.  Our debt at year-end was limited to mortgage debt on our headquarters and our main shipping facility. Our debt to equity ratio at year-end was favorable. Our current cash position weakened in 2003 primarily due to losses from our discontinued operations and the reclassification of $5 million of our cash as a restricted cash asset as part of an insurance program that effectively reduces our insurance cost by more than $1 million on an annualized basis when compared to the prior program. Within the last few days, we received $2 million as part of a legal settlement which will be reflected on the financial statements for the quarter ending March 31, 2004 as a reduction in goodwill. The cash improves our working capital and gives us increased confidence that we have the resources to help our business grow. We remain positive about our industry and optimistic about our future prospects.”

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements.  Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward-looking statements include adverse trends in the dietary supplements industry, intense competition, adverse effects of unfavorable publicity regarding particular products or the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, the Company experiencing high rates of product returns, and adverse government regulation, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002  and in the Company’s other filings with Securities and Exchange Commission.

Natrol, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$2,599	$10,077

Accounts receivable, net of allowances of $635 and $409 at December 31, 2003 and 2002, respectively	7,698	6,780
Inventory	9,053	8,608
Income taxes receivable	349
Deferred income taxes	1,110	665
Prepaid expenses and other current assets	914	1,452
Net assets of discontinued operations	35	68
Total current assets	21,758	27,650
Property and equipment:
Building and improvements	15,612	15,607
Machinery and equipment	5,215	5,067
Furniture and office equipment	3,158	2,981
	23,985	23,655
Accumulated depreciation and amortization	(7,315)	(5,866)

Property and equipment, net	16,670	17,789
Restricted cash	5,000
Deferred income taxes, noncurrent	3,902	3,853
Goodwill, net of accumulated amortization and impairment charge of $37,381 December 31, 2002	4,026	4,026
Other assets	83	39
Total assets	$51,439	$53,357

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,601	$4,395
Accrued expenses	1,732	3,347
Accrued payroll and related liabilities	772	680
Income taxes payable		205
Current portion of long-term debt	325	301
Total current liabilities	8,430	8,928
Long-term debt, less current portion	7,451	7,778
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value of $0.01 per share:
Authorized shares––2,000,000; Issued and outstanding shares-none
Common stock, par value of $0.01 per share:
Authorized shares––50,000,000 Issued and outstanding shares––14,054,309 and 13,789,000 at December 31, 2003 and 2002, respectively	141	138
Additional paid-in capital	62,377	62,005
Accumulated deficit	(24,079)	(22,611)
	38,439	39,532
Shares held in treasury, at cost-921,900 shares at December 31, 2003 and 2002	(2,881)	(2,881)
Total stockholders’ equity	35,558	36,651
Total liabilities and stockholders’ equity	$51,439	$53,357

Natrol, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net sales	$17,399	$16,857	$72,658	$70,260
Cost of goods sold	10,530	8,976	44,246	41,715
Gross profit	6,869	7,881	28,412	28,545
Selling and marketing expenses	4,478	3,902	17,701	16,915
General and administrative expenses	2,236	2,222	10,063	8,744
Total operating expenses	6,714	6,124	27,764	25,659
Operating income (loss) from continuing operations	155	1,757	648	2,886
Interest income	38	18	54	87
Interest expense	(162)	(221)	(649)	(731)
Income (loss) from continuing operations before income taxes	31	1,554	53	2,242
Income tax provision	19	597	34	861
Income (loss) from continuing operations before cumulative change in accounting principles	12	957	19	1,381
Discontinued operations:
(Loss) from operations of discontinued Annasa component	(352)	(472)	(1,766)	(1,068)
(Loss) from operations of discontinued Tamsol component	(281)	(41)	(542)	(41)
Income tax benefit	219	186	821	421
Loss on discontinued operations	(414)	(327)	(1,487)	(688)
Income (loss) before cumulative effect of accounting change	(402)	630	(1,468)	693
Cumulative effect of change in accounting principle, net of income tax benefit of $4,139				(6,819)
Net income (loss)	$(402)	$630	$(1,468)	$(6,126)
Basic and Diluted income (loss) per share:
Income (loss) per share from continuing operations	$0.00	$0.07	$0.00	$0.11
Income (loss) per share from discontinued operations	(0.03)	(0.02)	(0.11)	(0.06)
Loss per share attributable to cumulative effect of change in accounting principle				(0.53)

Income (loss) per share	$(0.03)	$0.05	$(0.11)	$(0.48)

Weighted-average shares outstanding—basic	12,945,938	12,866,285	12,904,642	12,851,947
Weighted-average shares outstanding—diluted	13,924,585	12,866,952	13,451,764	12,991,906